Exhibit (h)(20)

BONDBLOXX INVESTMENT MANAGEMENT CORPORATION

BONDBLOXX ETF TRUST

LETTER AGREEMENT

March 21, 2024

NexPoint Asset Management, L.P.

300 Crescent Court

Dallas, Texas 75201

Ladies and Gentlemen:

This letter agreement (this “Agreement”) confirms the mutual understanding of BondBloxx Investment Management Corporation (“BondBloxx”), BondBloxx ETF Trust (the “Acquiring Trust”), on behalf of BondBloxx USD High Yield Bond Sector Rotation ETF (the “Acquiring Fund”), and NexPoint Asset Management, L.P. (“NexPoint”), regarding certain accrued expense amounts received in connection with the reorganization of Highland/iBoxx Senior Loan ETF (the “Target Fund”), a series of NexPoint Funds I (the “Target Trust”), with and into the Acquiring Fund, a series of the Acquiring Trust (the “Reorganization”). Unless otherwise defined herein, each capitalized term used in this Agreement and not defined herein shall be defined in accordance with the Plan of Reorganization.

On May 25, 2023, BondBloxx and NexPoint entered into the Fund Adoption Agreement (the “Fund Adoption Agreement”), in com1ection with the then-proposed Reorganization. To effectuate the Reorganization, on September 15, 2023, the Target Trust, on behalf of the Target Fund, the Acquiring Trust, on behalf of the Acquiring Fund, NexPoint (solely for the purposes of certain provisions enumerated therein) and BondBloxx (solely for the purposes of certain provisions enumerated therein) entered into an agreement and plan of reorganization (the “Plan of Reorganization,” and together with the Fund Adoption Agreement, the “Reorganization Agreements”), pursuant to which: (i) the Acquiring Fund acquired all of the Assets and assumed all of the Liabilities of the Target Fund; and (ii) the Target Fund distributed the Acquiring Fund Shares to the shareholders of the Fund in liquidation of the Target Fund.

The Assets acquired by the Acquiring Fund included certain expense accruals of the Target Fund in the amount of $58,563.95 (the “Accrued Expenses”). From this amount, BondBloxx, on behalf of the Acquiring Fund, paid $12,217.35 ($ 9,806.86 + $2,411.35) of Accrued Expenses of the Target Fund in satisfaction of certain liabilities incurred by the Target Fund prior to the Closing Date. Upon NexPoint’s execution of this Agreement, BondBloxx, on behalf of the Acquiring Fund, will transfer the remaining $46,345.74 in accrued amounts to NexPoint in satisfaction of any remaining Accrued Expenses owed by the Target Fund prior to the Closing Date.

BondBloxx, the Acquiring Trust, on behalf of the Acquiring Fund, and NexPoint desire to enter into this Agreement to, among other things, memorialize the events described above in respect of the payment of the Accrued Expenses and acknowledge (i) the acquisition, pursuant to Section 1.1(b) of the Plan of Reorganization, for good and valuable consideration, of the Acquiring Fund of all of the Assets, which, for the avoidance of any doubt, included the Accrued Expenses, of the Target Fund, and (ii) that, pursuant to Sections 1.1(b) and 1.1 (c) of the Plan of Reorganization, none of BondBloxx, the Acquiring Trust and the Acquiring Fund shall have any liability or responsibilities for expenses incurred by NexPoint, the Target Trust or the Target Fund, including in respect of such Accrued Expenses, on or after the Closing Date.

Accordingly, the parties agree as follows: BondBloxx, the Acquiring Trust, on behalf of the Acquiring Fund, and NexPoint agree and acknowledge that (i) the acquisition, for good and valuable consideration, of the Assets of the Target Fund by the Acquiring Fund on the Closing Date, (ii) the “Assets” of the Target Fund included, for the avoidance of any doubt, the Accrued Expenses, (iii) the payment by BondBloxx, on behalf of the Acquiring Fund, of the Accrued Expenses fully satisfied and discharged any and all of the remaining liabilities and obligations of each of BondBloxx, the Acquiring Trust and the Acquiring Fund in respect of expenses of NexPoint under the terms of the Reorganization Agreements; and (iv) none of BondBloxx, the Acquiring Trust and the Acquiring Fund shall have any liability or responsibilities for expenses incurred by NexPoint, the Target Trust or the Target Fund on or after the Closing Date under the terms of the Reorganization Agreements.

[Remainer of page intentionally left blank; signature page follows]

BondBloxx Investment Management Corporation

By:	/s/ Leland Clemons
Name:	Leland Clemons
Title:	Chief Operating Officer

BondBloxx ETF Trust, on behalf of BondBloxx USD High Yield Bond Sector Rotation ETF

By:	/s/ Joanna Gallegos
Name:	Joanna Gallegos
Title:	President, BondBloxx ETF Trust

ACKNOWLEDGED AND ACCEPTED as of the date first-above written:

NexPoint Asset Management, L.P.

By:	/s/ Will Mallory
Name:	Will Malory
Title:	Director Assistant Treasurer

[Signature Page to Letter Agreement]

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